Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai
Treasurer & Executive Director, Investor Relations
(650) 384-8560

CV THERAPEUTICS REPORTS FIRST QUARTER

FINANCIAL RESULTS FOR 2003

PALO ALTO, Calif., April 16, 2003—CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the first quarter ended March 31, 2003. For the quarter ended March 31, 2003, the Company reported a net loss of $20.7 million, or $0.75 per share, compared to a net loss of $21.9 million, or $0.86 per share, for the same quarter in 2002.

Operating expenses for the quarter ended March 31, 2003 decreased to approximately $23.3 million, from $25.0 million for the same quarter in 2002, primarily due to decreased clinical trial expenses (consistent with the fluctuation in clinical trial activity of our late stage programs) and decreased general and administrative outside service expenses. These decreases were partially offset by increased pre-commercialization marketing and manufacturing expenses.

The Company recognized collaborative research revenue of $1.8 million for the quarter ended March 31, 2003, compared to $1.2 million for the same quarter in 2002. The revenue recognized for both periods relates to the reimbursement of certain development costs from collaborative partners and amortization of up-front milestone payments earned.

At March 31, 2003, the Company had cash, cash equivalents and marketable securities of approximately $401.3 million, compared to $410.9 million at December 31, 2002.

Company management will webcast a conference call on Wednesday, April 16, 2003 at 5:30 p.m. EDT, 2:30 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 9393956.

CV Therapeutics, Inc., headquartered in Palo Alto, Calif., is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa(TM) (ranolazine) is the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX). If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri(TM), an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; approval and commercialization of our products; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. CVT disclaims any intent or obligation to update these forward-looking statements.

– Tables to follow –

CV Therapeutics, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2002 (A)	2003
Revenues:
Collaborative research	$1,214	$1,797
Operating expenses:
Research and development	19,461	16,878
Sales and marketing	1,339	2,859
General and administrative	4,198	3,516

Total operating expenses	24,998	23,253

Loss from operations	(23,784)	(21,456)
Interest and other income (expense), net	1,918	730

Net loss	$(21,866)	$(20,726)

Basic and diluted net loss per share	$(0.86)	$(0.75)

Shares used in computing basic & diluted net loss per share	25,522	27,476

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31, 2002 (B)	March 31, 2003
Assets:
Cash, cash equivalents, and marketable securities	$410,913	$401,307
Other current assets	8,952	7,705

Total current assets	419,865	409,012
Property and equipment, net	15,934	15,992
Other assets	5,203	4,910

Total assets	$441,002	$429,914

Liabilities and stockholders’ equity:
Current liabilities	$20,907	$11,306
Long-term obligations	201,130	201,071
Stockholders’ equity	218,965	217,537

Total liabilities and stockholders’ equity	$441,002	$429,914

(A)	Certain reclassifications of prior year amounts have been made to conform with the current year presentation.
(B)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.